EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

between

NEW CENTURY FINANCIAL CORPORATION,

THE SELLING SUBSIDIARIES NAMED HEREIN

and

ELLINGTON MANAGEMENT GROUP, L.L.C.

ON BEHALF OF ITS CLIENT FUNDS

Dated as of May 2, 2007

TABLE OF CONTENTS

Page

ARTICLE 1 Definitions

ARTICLE 2 Purchased Assets

ARTICLE 3 Purchase Price

ARTICLE 4 Representations and Warranties of the Sellers

ARTICLE 5 Representations and Warranties of the Purchaser

ARTICLE 6 Additional Agreements

ARTICLE 7 Closing

ARTICLE 8 Transfer of Servicing

ARTICLE 9 Termination

ARTICLE 10 Survival of Representations and Warranties

ARTICLE 11 Notices

ARTICLE 12 Miscellaneous

SCHEDULES*

SCHEDULE 1 SCHEDULE 2 SCHEDULE 3 SCHEDULE 4.5	LNFA Mortgage Schedule Residuals Schedule Selling Subsidiaries Litigation Schedule

EXHIBITS*

EXHIBIT A EXHIBIT B EXHIBIT C EXHIBIT 6.11 EXHIBIT 6.12	Bidding Procedures Order Sale Order Form of Power of Attorney Ohio Delinquent Loans Absent Certificates

• The exhibits and schedules to this Asset Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish copies of any of the exhibits and schedules to the Securities and Exchange Commission upon request.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made as of May 2, 2007, by and among New Century Financial Corporation, a Maryland corporation (the “Company”), the Subsidiaries of the Company owning Purchased Assets (as defined below), which are named on Schedule 3 hereof (the “Selling Subsidiaries”), and Ellington Management Group, L.L.C., a Delaware limited liability company, on behalf of its client funds (the “Purchaser”). The Company and the Selling Subsidiaries are collectively referred to herein as the “Sellers” and, individually, as a “Seller.” The Sellers and the Purchaser are collectively referred to herein as the “Parties” and, individually, as a “Party.”

WHEREAS, the Sellers have filed Chapter 11 petitions to commence cases (the “Chapter 11 Cases”) under Title 11 of the United States Code (the “Bankruptcy Code”) on April 2, 2007 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and are currently operating as debtors and debtors-in-possession under Sections 1107 and 1108 of the Bankruptcy Code; and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, the Purchased Assets, in a sale authorized by the Bankruptcy Court pursuant to, inter alia, Sections 105 and 363 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Accrued and Unpaid Interest” means, with respect to any Loan, as of any date, the interest, fees, premiums, consignment fees, costs, advances and other charges that have accrued on such Loan (whether or not such fees, costs or charges have been billed) but have not been paid by the Obligor on such Loan or otherwise collected by offset, recourse to collateral or otherwise.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Assignment Deadline” shall have the meaning set forth in Section 6.9(a).

“Auction” means the auction conducted by the Sellers pursuant to the Bidding Procedures Order.

“Bankruptcy Code” shall have the meaning set forth in the recitals.

“Bankruptcy Court” shall have the meaning set forth in the recitals.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure.

“Bidding Procedures” shall have the meaning set forth in Section 6.6.

“Bidding Procedures Order” means the order of the Bankruptcy Court attached hereto as Exhibit A.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banking institutions in the States of California, Delaware and New York are authorized or obligated by law or executive order to be closed.

“Chapter 11 Cases” shall have the meaning set forth in the recitals.

“Claim” shall have the meaning as defined in Section 101(5) of the Bankruptcy Code.

“Closing” shall have the meaning set forth in Section 7.1.

“Closing Date” shall have the meaning set forth in Section 7.1.

“Company” shall have the meaning set forth in the preamble.

“Contract” means any contract, license, sublicense, franchise, permit, mortgage, deed to secured debt or deed of trust, purchase order, indenture, loan agreement, note, lease, sublease, agreement, obligation, commitment, understanding, instrument or other arrangement or any commitment to enter into any of the foregoing (in each case, whether written or oral).

“Cut-off Date” shall mean for each LNFA Mortgage Loan, the date listed for each Loan on the LNFA Mortgage Schedule as the cut-off date.

“Designation Rights” shall have the meaning set forth in Section 6.9(a).

“DIP Agreement” means the Debtor-in-Possession Loan and Security Agreement, dated as of April 13, 2007, by and among New Century Financial Corporation, certain of its Affiliates, Greenwich Capital Financial Products, Inc., The CIT Group Business Credit, Inc. and the lenders party thereto.

“Files” means, whether in paper or electronic form, books; records; customer and vendor lists; correspondence; files; advertising, marketing and sales materials; financial records and statements; correspondence, reports and examinations of Governmental Authorities and legal proceedings materials.

“Final Order” means an Order as to which the time to file an appeal, a motion for rehearing or reconsideration (excluding any motion under F.R.C.P. 60(b)) or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.

“Finance Laws” means the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act, the Consumer Credit Protection Act, the Right to Financial Privacy Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Federal Trade Commission Act, the Fair Debt Collection Practices Act and other Laws regulating lending.

“First Priority Loans” means those LNFA Mortgage Loans secured by a first priority Lien in favor of the applicable Seller who is a Party to the Loan or owns by assignment.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Grantor Trust” means a fixed investment trust, as defined in Section 301.7701-4(c) of the Treasury Regulations or any entity or arrangement that has purported to be such a fixed investment trust, irrespective of whether such entity or arrangement qualifies as a fixed investment trust under Section 301.7701-4(c) of the Treasury Regulations.

“Holdback” shall have the meaning set forth in Section 3.2.

“Holdback Period” shall have the meaning set forth in Section 3.2.

“Income Tax” means all federal, state, local, or foreign taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, minimum taxes and any taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar taxes); (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes) if one or more of the bases upon which such tax may be based upon, measured, or calculated with respect to, is described in clause (i); or (iii) withholding taxes, measured by, or calculated with respect to, any payments or distributions (other than wages).

“Initial Holdback Period” shall have the meaning set forth in Section 3.2(a).

“Insurance Policies” means those policies of insurance which the Sellers maintain with respect to their assets and operations.

“IRS” means the Internal Revenue Service, or any successor agency.

“Lien” means any mortgage, deed to secured debt or deed of trust, pledge, security interest, encumbrance, Claim, tax, equitable interest, participation interest, negative pledge, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against the Sellers or any of their Affiliates, any filing or agreement to file a financing statement as debtor under the UCC or any similar statute and all claims (including, but not limited to, all “claims” within the meaning of section 101(5) of the Bankruptcy Code).

“LNFA Mortgage Loans” means all of the Sellers’ rights, title, and interest in the mortgage Loans on a servicing-released basis (to one or more third-party servicers) as scheduled on the LNFA Mortgage Schedule, including all legal, credit and servicing files related thereto, and all Seller-collected Accrued and Unpaid Interest, late fees and all other proceeds related thereto, including any proceeds realized by the Sellers in connection with a release and satisfaction of such Loan, received on or after the Cut-Off Date for such Loan as set forth on Schedule 1 hereto and all proceeds of the foregoing.

“LNFA Mortgage Schedule” shall mean Schedule 1 hereto.

“Loans” shall mean all loans, or other extensions of credit, either purchased by a Seller from Third Parties or pursuant to which any of the Sellers have lent money, in each case, which are owned by the Sellers or subject to repurchase by or similar Contract of a Seller, including, but not limited to, (a) loans which have been partially or fully charged off, (b) interests in loan participations and assignments, (c) legally binding commitments and obligations to extend credit (including any unfunded or partially funded revolving loans, lines of credit or similar arrangements).

“Obligor” means, with respect to any Loan, the Person(s) obligated to make payments with respect to such Loan, including, without limitation, the applicable borrower, or any guarantor, co-signer, surety or other obligor therefor.

“Order” means any decree, order, injunction, rule, judgment, consent of or by any Governmental Authority.

“Organizational Documents” means certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, limited liability partnership agreements, partnership or limited partnership agreements or other formation or governing documents of a particular entity.

“Parties” shall have the meaning set forth in the preamble.

“Party” shall have the meaning set forth in the preamble.

“Person” means an individual, a partnership, a limited liability company, a corporation, a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Petition Date” shall mean April 2, 2007.

“Post Cut-off Date Collections” shall have the meaning set forth in Section 8.3(d).

“Purchase Price” shall have the meaning set forth in Article 3 hereof.

“Purchased Assets” means the LNFA Mortgage Loans and the Residuals.

“Purchaser” shall have the meaning set forth in the preamble or shall mean Third Party Purchaser, as applicable.

“Residuals” means all of the Sellers’ interests, rights, and title to the residuals set forth on the Residuals Schedule, the related securitization clean-up calls (only to the extent the clean-up calls are held by the owner of the Residuals) and all proceeds related to the foregoing received after all their respective distribution dates in March 2007.

“Residuals Schedule” means Schedule 2 attached hereto.

“Sale Hearing” means the hearing of the Bankruptcy Court to approve this Agreement and the transactions contemplated herein.

“Sale Order” means an order of the Bankruptcy Court, authorizing and approving the sale of the Purchased Assets to the Purchaser under the terms of this Agreement free and clear of any Liens, claims, or other encumbrances of any kind or nature pursuant to section 363 of the Bankruptcy Code substantially in the form of Exhibit B hereof.

“Second Priority Loans” means those LNFA Mortgage Loans secured by a second priority Lien in favor of the applicable Seller who is a Party to the Loan or owns by assignment.

“Sellers” shall have the meaning set forth in the preamble.

“Selling Subsidiaries” shall have the meaning set forth in the preamble.

“Servicer Expenses” shall have the meaning set forth in Section 8.1

“Servicing Transfer Date” shall have the meaning set forth in Section 8.1.

“Tax Code” means the Internal Revenue Code of 1986 as amended from time to time.

“Tax Return” means any return, declaration, report, claim for refund, information return, amended return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any Person or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Third Party” means any Person other than the Parties or any of their Affiliates.

“Third Party Purchaser” shall have the meaning set forth in Section 6.9(a).

“Third Party Purchaser Notice” shall have the meaning set forth in Section 6.9(a).

“Transaction Documents” means this Agreement and any other agreement, certificate, consent, waiver, document or instrument to be executed and/or delivered at Closing, including, but not limited to, those agreements, certificates, consents, waivers, documents and other instruments required to be delivered by or on behalf of a Person under Article 7 hereof.

“Treasury Regulation” means a regulation promulgated by the Treasury Department under the Tax Code, including a temporary regulation and a proposed regulation to the extent that, by reason of their actual or proposed effective date, would or could, as of the date of any determination or opinion as to the tax consequences of any action or proposed action or transaction, be applied to the Purchased Assets.

“UCC” means the Uniform Commercial Code.

ARTICLE 2

PURCHASED ASSETS

2.1 On the terms and subject to the conditions contained in this Agreement, on the Closing Date, the Sellers will sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser will purchase and take assignment and delivery from the Sellers of all of the legal and beneficial right, title and interest of the Sellers in the Purchased Assets free and clear of any Lien of any kind whatsoever. For the avoidance of doubt, the Purchaser is not assuming any obligation or liability of any of the Sellers (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of any transactions entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, whether related to the Purchased Assets or otherwise.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price. In consideration of the sale of the Purchased Assets from the Sellers to the Purchaser on the Closing Date, the Purchaser agrees to pay the Sellers the amount of $58,000,000 (the “Purchase Price”), subject to (a) the amount set forth in the Servicer Expenses Statement delivered to Purchaser prior to Closing, and (b) the Holdback, as described in Section 3.2.

3.2 Holdback; Claim and Indemnification Limitations.

(a)	At the Closing, Purchaser shall deposit $3,000,000 (the “Holdback”) with a mutually acceptable escrow agent (the “Escrow Agent”) by wire transfer of immediately available funds to be paid into escrow and retained therein and disbursed therefrom in accordance with the terms of this Agreement and an escrow agreement, by and among the Purchaser, the Sellers and the Escrow Agent, in a form reasonably acceptable to the Sellers, the Purchaser and the Escrow Agent (the “Escrow Agreement”). The Holdback shall be used by the Purchaser solely (1) to satisfy any amounts payable to the Purchaser to the extent the Purchaser makes a valid claim under the Agreement and the Escrow Agreement to the Sellers and the Escrow Agent within forty-five (45) days after the Closing Date (the “Initial Holdback Period”) that (i) a LNFA Mortgage Loan has been released, satisfied or discharged in whole or in part by the Sellers at any time prior to the transfer of servicing for which (A) the Purchaser has not received the proceeds of such LNFA Mortgage Loan payoff, or (B) the release, satisfaction or discharge of such LNFA Mortgage Loan resulted in proceeds to the Purchaser less than the purchase price for such LNFA Mortgage Loan (the “Loan Purchase Price”) (in which case the Purchaser may make a claim against the Holdback for the difference between such Loan Purchase Price and the amount of proceeds received by the Purchaser) or (ii) except with respect to the Ohio Delinquent Loans, the foreclosure process of any state in which a mortgaged property underlying a LNFA Mortgage Loan is situated is materially adversely affected by any law, rule or regulation which was enacted or became effective after March 30, 2007 and prior to the Closing Date (in which case the Purchaser may make a claim against the Holdback for an amount equal to the loss suffered by the Purchaser with respect to any LNFA Mortgage Loan as a result of such law, rule or regulation) or (iii) the servicing of such LNFA Mortgage Loan is not transferred to the third-party servicer designated by the Purchaser as a result of the action or inaction of the Sellers (in which case the Purchaser may make a claim against the Holdback for an amount equal to the loss suffered by the Purchaser pursuant thereto), and (2) to satisfy any amounts payable to the Purchaser to the extent the Purchaser makes a valid claim under the Agreement and the Escrow Agreement to the Sellers and the Escrow Agent within ninety (90) days after the Closing Date (the “Holdback Period”) for any damages, indemnification, fees, penalties or other similar payments due to any breach or violation of, or default under, any provision of this Agreement by the Sellers. For purposes of calculating the Holdback deductions pursuant to this Section 3.2(a)(1)(i)(B), (ii) and (iii) and 3.2(a)(2), the Loan Purchase Price in respect of any LNFA Mortgage Loan shall be a predetermined percentage of the unpaid principal balance of such LNFA Mortgage Loan pursuant to a schedule separately provided by the Purchaser to the Sellers, and the deduction for damages with respect to any LNFA Mortgage Loan shall in no event exceed the Loan Purchase Price in respect of such LNFA Mortgage Loan. The balance of the Holdback after deduction of amounts, if any, as described above shall be paid to the Sellers on the first Business Day following the Holdback Period. Purchaser agrees to return promptly to Sellers any documents received on account of any LNFA Mortgage Loan for which a Purchase Price adjustment has been made pursuant to Section 3.2(a)(1)(ii) or (iii), and such LNFA Mortgage Loan shall not be deemed a Purchased Asset upon such Purchase Price adjustment being made.

(b)	Except for the amount available in the Holdback, the Sellers shall not be liable to pay to any Purchaser or any other Person any damages, indemnifications, fees, penalties or other similar payments due to any breach or violation of, or default under, any provision of this Agreement by any Seller, including but not limited to Sellers’ representations, warranties, covenants and agreements contained herein.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to the Purchaser to enter into this Agreement, the Sellers hereby represent and warrant to the Purchaser the following:

4.1 Organization and Power. The Company is a Maryland corporation duly organized, validly existing and in good standing under the laws of Maryland. Each of the Sellers is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization (as applicable). Each of the Sellers is qualified to do business and is in good standing as a corporation or entity (as applicable) in their respective jurisdictions of incorporation or organization, as applicable. The Sellers have the requisite corporate or other entity power and authority to own the Purchased Assets.

4.2 Corporate Authority. Subject to entry of the Sale Order, the execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby to be consummated by the Sellers, have been duly and validly authorized by all necessary corporate or other entity action (as applicable) on the part of each of the Sellers. This Agreement has been, and each of the Transaction Documents after execution and delivery thereof at the Closing will have been, duly and validly executed and delivered by the Sellers, as applicable, and, subject to any necessary authorization from the Bankruptcy Court, this Agreement constitutes, and each of the Transactions Documents will constitute, its legal, valid and binding obligation, enforceable in accordance with its terms.

4.3 Absence of Conflicts; Required Consents, Approvals and Filings. Subject to entry of the Sale Order, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Sellers do not and shall not (a) constitute a material breach or violation of or default under any Law, governmental permit or license of the Sellers or to which any of the foregoing is subject, including but not limited to state usury laws, state laws requiring licenses to engage in consumer lending, consumer finance, mortgage lending and the other businesses of the Sellers, or the Finance Laws, which breach, violation or default would prevent or materially delay the Sellers from being able to perform their obligations under this Agreement and the other Transaction Documents to which they are a party, or (b) constitute a breach or violation of or default under the Organizational Documents of the Sellers, which breach, violation or default would prevent or materially delay the Sellers from being able to perform their obligations under this Agreement and the other Transaction Documents to which they are a party.

4.4 Good Title. Subject to entry of the Sale Order, each Seller has good and valid title to and the power and authority to sell, transfer and assign to the Purchaser the Purchased Assets it is conveying to the Purchaser hereunder, free and clear of all Liens.

4.5 Litigation. Except as set forth in Schedule 4.5 hereto, there is no action, suit, proceeding in equity or at law, arbitration or administrative or other proceeding by or before (or, to the knowledge of the Purchaser, any investigation by) any Person (including, without limitation, any Governmental Authority) pending or, to the knowledge of the Purchaser, threatened against or affecting the Sellers or the Purchased Assets which, if adversely determined, would prevent the Company or the Sellers from performing their obligations under this Agreement or conveying the Purchased Assets to the Purchaser as contemplated therein.

4.6 Closing Date. All of the representations and warranties contained in this Article 4 and elsewhere in this Agreement are true and correct on the date of this Agreement and shall be true and correct on the Closing Date (in the manner specified in Section 7.2(a)(i)) as though then made and as though the Closing.

4.7 No Consents. None of the Contracts included within the Purchased Assets requires the consent of any party thereto, and the assignment to the Purchaser will not result in a modification of any rights or obligations of any party thereto or would provide any party thereto any remedy (including rescission or liquidated damages) as a result of the consummation of the transactions contemplated hereby.

4.8 Residuals. The Residuals on the Residuals Schedule are the legal, valid and binding interests in the obligors and are enforceable in accordance with their terms, except as such obligations, enforcement and validity may be limited by bankruptcy, insolvency, moratorium or similar laws or principles of equity affecting creditors’ rights generally.

4.9 LNFA Mortgage Loans.

(a)	The LNFA Mortgage Schedule is accurate in all material respects with respect to the LNFA Mortgage Loans as of the Cut-off Date.

(b)	The LNFA Mortgage Loans are the legal, valid and binding obligations of the Obligor thereunder and are enforceable in accordance with their terms and the related mortgages are valid and subsisting First Priority Liens or Second Priority Liens on the property described therein, except as such obligations, enforcement and validity may be limited by bankruptcy, insolvency, moratorium or similar laws or principles of equity affecting creditors’ rights generally.

(c)	Neither the LNFA Mortgage Loans nor the underlying mortgage has been released, subordinated, satisfied, canceled or rescinded, in whole or in part as of the Cut-off Date and to the extent released, subordinated, satisfied, canceled or rescinded, in whole or in part thereafter, the proceeds thereof have been or shall be remitted to the Purchaser or will be applied pursuant to Section 3.2 hereof.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers that:

5.1 Corporate Status. The Purchaser is duly organized and a subsisting legal entity under the laws of the jurisdiction of its formation.

5.2 Corporate Authority. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby to be consummated by the Purchaser, has been duly and validly authorized by all necessary corporate or other entity action (as applicable) on the part of the Purchaser. This Agreement has been, and each of the Transaction Documents after execution and delivery thereof at the Closing will have been, duly and validly executed and delivered by the Purchaser, and, this Agreement constitutes, and each of the Transaction Documents will constitute, its legal, valid and binding obligation, enforceable in accordance with its terms.

5.3 Closing Date. All of the representations and warranties contained in this Article 5 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any writing delivered by the Purchaser to the Sellers are true and correct on the date of this Agreement and shall be true and correct (in the manner specified in Section 7.3(a)(i)) on the Closing Date as though then made and as through the Closing

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 True Sale. Each of the Parties acknowledges and agrees that a true sale of the Purchased Assets is intended pursuant to this Agreement, the Purchaser will have legal and equitable title to all Purchased Assets upon payment of the Purchase Price, and there is no intent by any Party to create a lending relationship between the Purchaser and the Sellers. Upon the sale of the Purchased Assets, the Sellers shall have no legal or equitable title or interest whatsoever in the Purchased Assets or any collections thereunder, and the Sellers shall have no right to redeem any of the Purchased Assets.

6.2 Access to Information and Facilities. The Sellers shall, upon reasonable prior notice, afford to the Purchaser and the Purchaser’s financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives designated by the Purchaser in writing, reasonable access during normal business hours prior to the Closing Date to the books, records, properties, and personnel of the Sellers that pertain to the Purchased Assets and, during such period, shall furnish as promptly as practicable to the Purchaser all such information as the Purchaser reasonably may request pertaining to the Purchased Assets.

6.3 Conduct Prior to Closing. Except as otherwise expressly contemplated by this Agreement or the DIP Agreement (including without limitation the filing of the Chapter 11 Cases and the solicitation of competing bids from other Persons pursuant to the Bidding Procedures) or with the prior written consent of the Purchaser, prior to the Closing, the Sellers shall not take any action inconsistent with this Agreement or with the consummation of the Closing.

6.4 Restrictions on Certain Actions. The Sellers shall not, without the prior written consent of the Purchaser:

(a)	mortgage, pledge, assign, grant any participation or security interest in or otherwise further encumber any of the Purchased Assets;

(b)	sell, transfer, liquidate, or otherwise impair the Purchased Assets except as contemplated by this Agreement;

(c)	make any changes in servicing, billing or collection operations or policies as it may affect the LNFA Mortgage Loans, other than changes that could not reasonably be expected to have a material adverse effect on any such LNFA Mortgage Loans or the collectibility of amounts due thereunder.

6.5 Approvals of Third Parties; Satisfaction of Conditions to Closing. Subject to the terms of this Agreement, the Parties will use commercially reasonable efforts to cause the Closing to occur, and will cooperate with one another, to secure any necessary consents, approvals, authorizations and exemptions from Governmental Authorities and other Third Parties. The Parties will use their commercially reasonable efforts to obtain the satisfaction of the conditions specified in Article 7. The Parties shall cooperate in preparing, submitting, filing, updating and publishing (as applicable), as expeditiously as possible, any applications, notifications and other filings as may be required by or may be advisable under applicable Laws with respect to the transactions contemplated by this Agreement, including, without limitation, those of any state or Federal agency with regulatory authority over the Purchased Assets. The Parties shall use their commercially reasonable efforts to make any such filings as promptly as practicable following the date hereof. The Parties will use their commercially reasonable efforts to obtain such approvals and accomplish such actions as expeditiously as possible.

6.6 Bankruptcy Actions. The Sellers shall obtain entry of the Sale Order in substantially the form attached hereto as Exhibit B.

6.7 Post-Closing Deliverances. If, after the Closing Date, the Company or a Seller (or any other Person acting on its behalf) comes into possession of any additional documentation, books and records relating to the LNFA Mortgage Loan, such additional documentation shall be deemed to have been received and held in trust for the benefit of the Purchaser and promptly shall be delivered to the Purchaser or such other Person as the Purchaser may direct. The Company shall fully cooperate with the Purchaser from and after the Closing to take all other actions necessary or appropriate to effect the transfer of, and vest in the Purchaser, all right, title and interest in and to the Purchased Assets.

6.8 Further Actions. Following the Closing, the Company and the Sellers agree not to take any action in the Chapter 11 Cases, including, but not limited to, any action in connection with proposing or confirming any plan of reorganization that would, in any material respect, limit, impair or alter the Purchaser’s rights under this Agreement.

6.9 Designation Rights; Assignment and Transfer of Purchased Assets.

(a)	The Purchaser shall have the right (the “Designation Rights”) to assign its rights and obligations hereunder with respect to any Purchased Assets to one or more third parties (each, a “Third Party Purchaser”). The Purchaser may, by one or more notices (each, a “Third Party Purchaser Notice”) to the Sellers, designate one or more Third Party Purchasers and the Purchased Assets to be transferred by the Sellers to each such Third Party Purchaser. The Purchaser may deliver a Third Party Purchaser Notice to a Seller from the date hereof and up to seven (7) Business Days prior to the Sale Hearing (the “Assignment Deadline”).

(b)	In order to facilitate the acquisition of Purchased Assets by one or more Third Party Purchasers, the Sellers shall, if requested by the Purchaser, execute one or more necessary transfer documents or amendments to this Agreement (each in a form reasonably acceptable to the Sellers) making such Third Party Purchasers parties hereto in respect of a portion of the Purchased Assets and permitting such Third Party Purchasers to assume all rights, obligations and interests of the Purchaser under this Agreement in respect of such Purchased Assets, and the Third Party Purchaser shall be entitled to all benefits of the Sale Order. The Purchaser shall, if necessary, execute such documents and/or otherwise cause such documents to be executed by such Third Party Purchaser (which shall in any event be consistent with the terms hereof and on terms no less favorable to the Sellers as this Agreement).

(c)	Nothing in this Section 6.9 shall relieve the Purchaser of its obligations hereunder with respect to the payment of the Purchase Price or its obligations with respect to any Purchased Assets that are not transferred to Third Party Purchasers.

6.10 Mail Forwarding. For a period of six (6) months after the Closing Date, the Company and the Sellers shall maintain adequate staff or engage an outside service at their own expense to accept and forward to the Purchaser all mail and other communications received by the Company and the Sellers relating to the Purchased Assets.

6.11 Elective Exemption from Purchased Assets. Notwithstanding anything to the contrary in this Agreement with respect to the Purchased Assets set forth in Exhibit 6.11 hereto (the “Ohio Delinquent Loans”), (i) in the event that the Sellers deliver at Closing the instruments of conveyance and the other documents necessary to convey some or all of the Ohio Delinquent Loans, pursuant to Sections 7.4(e) and (g) hereof (the “Ohio Delinquent Loan Transfer Documents”), then the Purchaser shall pay the Purchase Price allocable to such Ohio Delinquent Loans as set forth in Exhibit 6.11 hereto, provided, however, that the Purchaser may elect not to take title to any of the Ohio Delinquent Loans delivered at Closing, and, notwithstanding the payment by the Purchaser of the Purchase Price allocable to such Ohio Delinquent Loans, such Ohio Delinquent Loans shall remain the property of the Sellers after the Closing; and (ii) in the event that the Sellers do not deliver at Closing the instruments of conveyance and the other documents necessary to convey some or all of the Ohio Delinquent Loans, then (x) such Ohio Delinquent Loans shall remain the property of the Sellers after the Closing, (y) the Purchase Price shall be reduced in an amount equal to the value of such Ohio Delinquent Loans as set forth in Exhibit 6.11 hereto, and (z) for a period of ninety (90) days after the Closing, the Sellers shall have an irrevocable obligation to offer in writing to sell and convey to Purchaser some or all of such Ohio Delinquent Loans pursuant to the Ohio Delinquent Loan Transfer Documents on the terms set forth in this Agreement and at a price payable by Purchaser equal to the reduction in the Purchase Price that is allocable to such Ohio Delinquent Loans as set forth in Exhibit 6.11 hereto, and Purchaser shall have five (5) Business Days within which to accept or reject such offer, but in any event the Purchaser shall be required to pay to the Sellers the Purchase Price that is allocable to the Ohio Delinquent Loans that are the subject of such offer at the time of such acceptance or rejection. Rejection of the offer shall entitle the Sellers to retain or dispose of the Ohio Delinquent Loans that are the subject of such rejection as they see fit. The Purchaser agrees and acknowledges that (i) foreclosure of any Ohio Delinquent Loan will require a review and approval of such foreclosure by the State of Ohio, (ii) such review and approval process does not constitute any impairment in the Ohio Delinquent Loans, and (iii) Purchaser shall not have any right to make any claim or demand against the Sellers pursuant thereto. For the avoidance of doubt, no actions taken by Sellers in accordance with this Section 6.11 shall constitute a breach or violation of, or default under, any provision of this Agreement.

6.12 Sellers Not Required to Deliver Certain Instruments. Notwithstanding anything to the contrary in this Agreement, with respect to the Purchased Assets represented by certificates NCHELT, Series 1999 – NCA, NCHELT, Series 1999 – NCD and NC Finance Trust, Series 1998-I CE Bonds No. 81 and 82 (the “Absent Certificates”), the Sellers are not required to deliver at Closing any original certificates or other documents or instruments except for those set forth in Exhibit 6.12 hereto. For the avoidance of doubt, no actions taken by Sellers in accordance with this Section 6.12 shall constitute a breach or violation of, or default under, any provision of this Agreement.

6.13 Exemption from Stamp and Similar Taxes. Sellers shall exercise reasonable efforts to obtain a determination under 11 U.S.C. § 1146(a) in the Sale Order that the transfers contemplated herein are exempt from stamp and similar taxes; provided, that nothing in this Section 6.13 shall be a condition to Closing and the failure to obtain such determination shall not be deemed to be a breach of or default under this Agreement.

ARTICLE 7

CLOSING

7.1 Closing. Subject to satisfaction or waiver of the conditions contained in this Agreement, the closing (the “Closing”) of the purchase and sale of the Purchased Assets shall take place at 10:00 a.m., Eastern Daylight Savings Time at the offices of O’Melveny & Myers, New York, on the first Business Day following the satisfaction or waiver of the conditions of the Parties’ obligations set forth in Sections 7.2 and 7.3 hereof, or such other place or time as the Parties may agree to in writing, but in no event later than May 18, 2007 (the “Closing Date”).

7.2 Conditions Precedent to the Purchaser’s Obligations. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date:

(a)	Representations and Warranties; Covenants; Certificates.

(i)	The representations and warranties of the Sellers contained in this Agreement, and in any agreement, instrument, or document executed and delivered by them in connection with the Closing, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(ii)	The Sellers shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii)	The Purchaser shall have received a certificate, dated as of the Closing Date, signed by authorized officers of the Company and the Sellers to the effect that such conditions set forth in Section 7.2 hereof have been satisfied in all material respects.

(b)	Bankruptcy Condition. The Bankruptcy Court shall have entered the Sale Order, which shall be a Final Order which has not been reversed, modified, rescinded or stayed as of the Closing Date.

(c)	No Injunction. There shall be in effect no pending injunction, decree or order of, or any other action or proceeding before, any Governmental Authority that (a) prevents the consummation of the transactions contemplated hereby, (b) causes the transactions to be rescinded following the consummation thereof or (c) has a material adverse effect on the Purchased Assets.

(d)	Approvals. All authorizations, permits, licenses, certificates of authority, consents, Orders, filings, notices and approvals necessary to permit the Company and the Sellers to perform the transactions contemplated hereby and required for the Purchaser to own the Purchased Assets shall have been duly obtained, made or given, shall be in form and substance reasonably satisfactory to the Purchaser, shall not be subject to the satisfaction of any material condition that has not been satisfied or waived and shall be in full force and effect. All terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the transactions contemplated under this Agreement, if any, shall have occurred.

(e)	Instruments of Conveyance and Transfer; Title. Except with respect to the Ohio Delinquent Loans as to which the provisions of Section 6.11 shall apply, the Sellers shall have delivered to the Purchaser such bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer in form and substance, reasonably satisfactory to the Purchaser and its counsel, as are necessary to vest in the Purchaser good and marketable title to all of the interest of the Sellers in the Purchased Assets, free and clear of all Liens. With respect to the Residuals, the Purchaser or its designee shall have been made the registered owner of such Residuals pursuant to the terms of the related governing documents. As of the date hereof, to the extent any such original certificate(s) of Residuals are not in the Sellers’ possession at the time of Closing, the Sellers shall take all action necessary to have replacement certificates issued before the Closing Date. Notwithstanding anything to the contrary in this Section, with respect to the Purchased Assets represented by the Absent Certificates, the Sellers are not required to deliver at Closing any original certificates or other documents or instruments other than those set forth in Exhibit 6.12 hereto.

(f)	Any condition specified in this Section 7.2 may be waived by the Purchaser; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by the Purchaser.

7.3 Conditions Precedent to the Sellers’ Obligations. The obligation of the Company and the Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date:

(a)	Representations and Warranties; Covenants; Certificates.

(i)	The representations and warranties of the Purchaser contained in this Agreement, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(ii)	The Purchaser shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

(iii)	The Company and the Sellers shall have received a certificate, dated as of the Closing Date, signed by authorized officers of the Purchaser to the effect that such conditions set forth in Section 7.3 hereof have been satisfied in all respects.

(iv)	The Bankruptcy Court shall have entered the Sale Order, which shall be a Final Order which has not been reversed, modified, rescinded or stayed as of the Closing Date.

(b)	Approvals. The authorizations, permits, licenses, certificates of authority, consents, notices, filings, orders and approvals necessary to permit the Purchaser to perform the transactions contemplated hereby and required for the Purchaser to own the Purchased Assets shall have been duly obtained, made or given, shall be in form and substance reasonably satisfactory to the Company and the Sellers, shall not be subject to the satisfaction of any material condition that has not been satisfied or waived and shall be in full force and effect. All terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the transactions contemplated under this Agreement, if any, shall have occurred.

(c)	Any condition specified in this Section 7.3 may be waived by the Company and the Sellers; provided that no such waiver shall be effective against the Sellers unless it is set forth in a writing executed by the Sellers.

7.4 Closing Deliverables. The closing documents to be delivered on or prior to the Closing Date (the “Closing Documents”) shall consist of each of the following:

(a)	Except with respect to the Ohio Delinquent Loans as to which the provisions of Section 6.11 shall apply, the Sellers shall convey all of the Purchased Assets to the Purchaser and shall deliver to the Purchaser such appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, certificates duly registered in the Purchaser’s name (or as otherwise specified by the Purchaser) representing the Residuals, and all other instruments of conveyance which are necessary or desirable to effect transfer to the Purchaser of good and marketable title to the Purchased Assets free and clear of all Liens, Claims or encumbrances (and in the case of Residuals, sufficient documentation to permit the transfer agent to register title to the Residuals in the name of the Purchaser and issue a certificate in the Purchaser’s name or its designee as set forth in Section 7.2(e)). Notwithstanding anything to the contrary in this Section, with respect to the Purchased Assets represented by the Absent Certificates, the Sellers are not required to deliver at Closing any original certificates or other documents or instruments other than those set forth in Exhibit 6.12 hereto.

(b)	The original certificates on account of the Residuals, together with fully executed assignments with medallion signature guaranteed, or if original certificates are not available, an unqualified opinion of counsel or other acceptable equivalent such as the Sale Order in the form attached hereto as Exhibit B with respect to the Purchased Assets represented by the Absent Certificates (the “Residual Title Order”). For the avoidance of doubt, entry of a Residual Title Order shall satisfy the conditions set forth in section 7.2(e).

(c)	Irrevocable instructions to the trustee or the indenture trustee, as applicable, for the transaction in which the Residuals were issued directing that any rights of the Sellers to receive distributions in respect of the Residuals made after the Closing Date be made to the Purchaser or its designee.

(d)	The Sellers and the Purchaser shall deliver all other Transaction Documents required to be delivered by or on behalf of such Person, as applicable. Notwithstanding anything to the contrary in this Section, with respect to the Purchased Assets represented by the Absent Certificates, the Sellers are not required to deliver at Closing any original certificates or other documents or instruments other than those set forth in Exhibit 6.12 hereto.

(e)	The Company shall deliver, or cause to be delivered, at the Closing (or in the case of Ohio Delinquent Loans at the times set forth in Section 6.11), to the Purchaser or to such Person as the Purchaser may designate (including, without limitation, any custodian(s) appointed by the Purchaser to hold such items) all Files and documentation and other items pertaining to the LNFA Mortgage Loans customarily held in the applicable custodial file, including, without limitation, guarantees, mortgages and other security agreements and all assignments, assumptions, modifications, consolidations and extensions thereof, UCC financing statements, if any, or such other evidence of perfection of a security interest in the applicable collateral in the relevant jurisdictions, powers of attorney, certificates of title, all evidence of title insurance policies and all other credit and origination documentation related to the loan Files associated with the applicable LNFA Mortgage Loan, which shall include final HUD-1s (to the extent such HUD-1s are in the possession of the Seller; provided that if such HUD-1s are not in the possession of Seller, Seller will cooperate until Closing with Purchaser to obtain any missing HUD-1s) and Truth in Lending disclosures, in each case to the extent such documents or instruments are in Sellers’ possession, and original notes (with appropriate endorsements) (or if the Company or custodian is not in possession of such original notes, a lost note affidavit, together with a copy of such original notes).

(f)	The Sellers shall execute and deliver to the Purchaser ten (10) originals of a power of attorney in the form attached hereto as Exhibit C (the “Power of Attorney”).

(g)	The Sellers will deliver, or cause to be delivered, to the Purchaser’s third-party custodian bailee no later than two (2) days prior to the Closing Date, the original mortgage, promissory notes, contracts and certificates that evidence the LNFA Mortgage Loans with evidence of recording thereon, or if the original mortgage has not yet been returned from the recording office, a true copy of the mortgage which has been delivered for recording in the appropriate recording office of the jurisdiction in which the real property has been delivered, and executed assignments of mortgage showing a complete chain of assignment of mortgage to the Purchaser and endorsements or allonges to the mortgage notes, in each case to the extent such documents are in Sellers’ possession; provided that if any LNFA Mortgage Loans are registered on the MERS system, the Parties will mutually agree on the application of this paragraph prior to Closing.

(h)	The Sellers shall deliver certificates executed on behalf of the Sellers by a duly authorized officer certifying as to the incumbency, and authenticating the signatures of, officers executing this Agreement and certificates delivered hereunder on behalf of the Sellers, and certifying as to the adoption and continuing effect of appropriate resolutions authorizing the Sellers’ execution, delivery and performance of this Agreement.

ARTICLE 8

TRANSFER OF SERVICING

8.1 The LNFA Mortgage Loans are being sold on a servicing released basis. On a date, not to exceed thirty (30) days from the Closing Date, or such other date as the Parties shall agree in writing (the “Servicing Transfer Date”), the Purchaser, or its designee, shall assume all servicing responsibilities related to the LNFA Mortgage Loans. Prior to the Servicing Transfer Date, the LNFA Mortgage Loans shall be serviced by New Century Mortgage Corporation in accordance with its customary and reasonable servicing procedures. The Purchaser shall reimburse the Sellers for customary and reasonable out-of-pocket third-party expenses (for example, fees and expenses of foreclosure attorneys and property repair contractors) paid by the servicer (“Servicer Expenses”) from April 2, 2007 (estimated as $30,000 from April 2, 2007 until April 30, 2007) through the Servicing Transfer Date for each applicable LNFA Mortgage Loan to the extent that such Servicer Expenses are incurred in accordance with standards approved by the Purchaser, including but not limited to, for example, approval for all proposed property liquidations and deed-in-lieu transactions and all proposed servicer advances that would aggregate over $2,500 with respect to any single mortgage loan after the date hereof. For the avoidance of doubt, the Sellers shall remain responsible for the payment of any Servicing Expenses incurred and unpaid up to April 2, 2007. No later than two Business Days prior to Closing, Sellers shall deliver to Purchaser a statement (a “Servicer Expenses Statement”) setting forth the amount of Servicer Expenses incurred by Sellers from and including April 2, 2007 to but excluding the date that is two (2) Business Days prior to Closing, specifying in reasonable detail the nature of such Servicer Expenses. The amount set forth in such Servicer Expenses Statement shall be paid to the Sellers by the Purchaser at Closing. No later than two (2) Business Days prior to the Servicing Transfer Date, Sellers shall deliver a Servicer Expenses Statement for the period from and including the date that is two (2) Business Days prior to Closing to and including the Servicing Transfer Date, specifying in reasonable detail the nature of such Servicer Expenses. The amount set forth in such Servicer Expenses Statement shall be paid to the Sellers by the Purchaser on the Servicing Transfer Date. The Purchaser acknowledges that the Sellers and certain third parties are seeking to sell their servicing business and agrees that if such business is sold prior to the Servicing Transfer Date, the purchaser of the servicing business may provide servicing in accordance with Sellers’ obligations under this Section 8.1 for a servicing fee and upon terms and conditions to be mutually agreed upon by such purchaser and Purchaser.

8.2 The Sellers shall take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related LNFA Mortgage Loans to the Purchaser, or its designee, including, but not limited to the following:

(a)	Notices to Obligors. Within two (2) Business Days after the Closing Date, the Company shall prepare, and transmit to each Obligor on each Loan that is part of the Purchased Assets, a notice in a form satisfying the requirements, as applicable, of Regulation X of the Department of Housing and Urban Development under the Real Estate Settlement Procedures Act, as well as all other applicable legal requirements, and reasonably acceptable to the Purchaser, to the effect that the Loan and, as applicable, the servicing of the Loan, will be transferred to the Purchaser and directing that payments be made after the Closing Date to the Purchaser at any address of the Purchaser specified by the Purchaser, with the Purchaser’s name as payee on any checks or other instruments used to make such payments. With respect to all such Loans on which payment notices or coupon books have been issued, the Purchaser shall have the opportunity to prepare new payment notices or coupon books reflecting the name and address of the Purchaser as the Person to whom and the place at which payments are to be made and to have such new payment notices or coupon books included with the notices prepared and transmitted by the Company.

(b)	Notice to Taxing Authorities and Insurance Companies. As soon as practicable following the Closing Date, transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Servicing Transfer Date.

8.3 The Sellers shall provide or cause to be provided to the Purchaser the following:

(a)	Delivery of Servicing Records. On the Servicing Transfer Date, the Sellers shall ship via overnight courier to the Purchaser, or its designee, all servicing records, the servicing File and the mortgage File in the possession of Sellers or their agents relating to each related LNFA Mortgage Loan including, if contained in Debtors’ records, the appraisal, loan application and underwriting file obtained in connection with the origination of the related LNFA Mortgage Loan, as well as a payment history for the related LNFA Mortgage Loan for the past five (5) years or in the case of a LNFA Mortgage Loan originated within the past five (5) years, since the origination of such LNFA Mortgage Loan, and all other related documents in the servicing File not transferred to the Purchaser as of the Closing Date including hazard or flood insurance policies, loan applications, closing statements, credit reports, appraisals, surveys, disclosure statements, sales contracts, tax and insurance receipts, verification statements delivered by the borrowers.

(b)	Escrow Payments. No later than five (5) Business Days following the Servicing Transfer Date, provide the Purchaser, or its designee, with an accounting statement of the escrow and other payments, for taxes, governmental assessments, insurance premiums, security deposits, water, sewer and municipal charges, and suspense balances and loss.

(c)	Corporate Advances. On the Servicing Transfer Date, Sellers shall use their commercially reasonable best efforts to provide to Purchaser or its designee, at Purchaser’s sole cost and expense, copies of invoices pertaining to corporate advances along with a loan level report, in each case to the extent Sellers have such documents in its possession. In addition, Sellers shall use their commercially reasonable best efforts to forward to Purchaser, at Purchaser’s sole cost and expense, any similar information received by Sellers after the Servicing Transfer Date.

(d)	Payments Received After the Cut-off Date and Prior to the Closing Date. All payments received by the Sellers on any LNFA Mortgage Loan from the Cut-off Date through the Closing Date (the “Post Cut-off Date Collections”) shall (i) be properly applied by the Sellers to the account of the particular Obligor, and (ii) be held for the benefit of the Purchaser and transferred to the Purchaser on the Servicing Transfer Date. Any unapplied funds and suspense payments shall be transferred to the Purchaser on the Servicing Transfer Date and shall be applied by the Purchaser in accordance with the applicable LNFA Mortgage Loan requirements.

(e)	Payments Received After the Closing Date. The amount of any payments received by the Sellers after the Closing Date with respect to the LNFA Mortgage Loans shall (i) in the case of payments received prior to the Servicing Transfer Date, be properly applied by the Sellers to the account of the related Obligor and forwarded to the Purchaser or its designee on the Servicing Transfer Date and (ii) in the case of payments received within thirty (30) days of the Servicing Transfer Date, be forwarded to the Purchaser by overnight mail or courier on the date of receipt and (iii) in the case of payments received thereafter, be forwarded to the Purchaser on a weekly basis for up to one hundred eighty (180) days following the Servicing Transfer Date (and if such payment is received by the Sellers for the purposes of a full payoff shall be forwarded to the Purchaser by courier or overnight mail within two (2) Business Days of receipt). The Sellers shall notify the Purchaser of the particulars of such payment, which notification requirements shall be satisfied if the Sellers forward with the payment sufficient information to permit appropriate processing of the payment by the Purchaser and shall provide necessary and appropriate legal application of such payments which shall include, but not be limited to, endorsement of such payment to the Purchaser or equivalent substitute payment with the particulars of the payment such as the account number, dollar amount, date received and any special application instructions.

(f)	Misapplied Payments. Misapplied payments shall be processed as follows:

(i)	All parties shall cooperate in correcting misapplication errors; and

(ii)	The party receiving notice of a misapplied payment occurring prior to the Closing Date shall immediately notify the other party.

(g)	IRS Forms. Filed as and when required by law, all IRS forms 1099, 1099A, 1098 or 1041 and K-l in relation to the servicing and ownership of the LNFA Mortgage Loans for the portion of such year the LNFA Mortgage Loans were serviced by a Seller.

(h)	Payment Histories. On the Servicing Transfer Date, the Sellers shall use their commercially reasonable best efforts at the Purchaser’s cost and expense to provide to the Purchaser or its designee an electronic transmission of payment history for each LNFA Mortgage Loan for the past twelve (12) months to the extent that the Sellers have such payment history.

(i)	LNFA Mortgage Loans in Litigation. On or prior to the Servicing Transfer Date, the Sellers shall use their commercially reasonable best efforts at the Purchaser’s cost and expense to:

(i)	deliver written notification to Purchaser or its designee of the Mortgage Loans in litigation on the Servicing Transfer Date, including the names and addresses of all parties involved in such litigation, and Sellers shall deliver to Purchaser or its designee all documents related to such litigation to the extent that the Sellers have such litigation history;

(ii)	notify the clerks of the court and all counsel of record involved in such litigation that ownership of the Mortgage Loan in question has been transferred from Sellers to Purchaser; and

(iii)	through their attorneys, in cooperation with Purchaser or its designee’s attorneys, file appropriate pleadings with the courts that will substitute the Purchaser or its designee’s attorneys for the Sellers’ attorneys and remove the Sellers as parties to the litigation and substitute Purchaser or its designee as the real party in interest.

(j)	LNFA Mortgage Loans in Bankruptcy. In accordance with Bankruptcy Rule 3001(e), the Sellers shall use their commercially reasonable best efforts at the Purchaser’s cost and expense to take all actions necessary to file, on or prior to the Servicing Transfer Date, proofs of claims in pending bankruptcy cases involving any LNFA Mortgage Loans for which the Sellers have not already filed proofs of claims and evidence of the terms of the purchase of the LNFA Mortgage Loans with the appropriate bankruptcy courts in cases in which the Sellers have filed proofs of claims. The Sellers shall use their commercially reasonable best efforts at the Purchaser’s cost and expense to prepare and provide to Purchaser or its designee on the Servicing Transfer Date affidavits and assignments of claim for purposes of Bankruptcy Rule 3001 (as appropriate to comply with applicable recording statutes) for all LNFA Mortgage Loans that are in bankruptcy as of the Servicing Transfer Date.

(k)	Hazard Insurance. If any mortgaged property securing an LNFA Mortgage Loan is damaged on or after the related Cut-off Date as a result of fire, windstorm, flood, earthquake, natural disaster or other hazard, the proceeds of any such insurance policy relating to such mortgaged property shall be paid to Purchaser or its designee and/or the related mortgagor to be applied as required by the related mortgage note, mortgage or other loan documents.

ARTICLE 9

TERMINATION

9.1 Termination Prior to Closing. This Agreement may be terminated prior to the Closing Date as follows:

(a)	by mutual written agreement of the Purchaser and the Company;

(b)	by the Purchaser or the Company, if there shall be in effect a Final Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c)	by the Purchaser (provided that the Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the representations or warranties of the Sellers or a material breach of any of the covenants set forth in this Agreement on the part of the Sellers, which breach is not cured within ten (10) Business Days following written notice to the Company;

(d)	by the Company (provided that none of the Sellers is then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the representations or warranties or a material breach of any of the covenants set forth in this Agreement on the part of the Purchaser, which breach is not cured within ten (10) Business Days following written notice to the Purchaser; or

(e)	by the Purchaser, if the Closing has not occurred by May 18, 2007, provided such failure of the Closing to occur is not caused by a breach of this Agreement by the Purchaser.

9.2 Termination. Upon any termination of this Agreement pursuant to Section 9.1, this Agreement shall be void and have no effect, without any liability on the part of any party hereto or any shareholders, directors or officers thereof.

ARTICLE 10

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

10.1 Survival of Representations. The respective representations and warranties of the Parties contained herein and in any Transaction Document or in any other agreement, certificate, instrument or other document delivered pursuant thereto or hereto shall survive for a period of ninety (90) days after the Closing Date.

10.2 Except as otherwise provided herein, the respective covenants of the Parties contained in this Agreement, the Transaction Documents or in any other agreement, certificate, instrument or other document delivered pursuant hereto or thereto shall survive the Closing.

ARTICLE 11

NOTICES

All demands, notices and communications under this Agreement shall be in writing and shall be deemed to have been duly given if (i) mailed by registered or certified mail, return receipt requested or by overnight delivery service, addressed to the appropriate party hereto at the address set forth below or (ii) transmitted by facsimile transmission or by electronic mail with acknowledgment, to the appropriate party hereto at the facsimile number or the electronic mail address set forth below. Any such demand, notice or communication shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced by the date noted on the return receipt or overnight delivery receipt).

(i) Sellers

New Century Financial Corporation
18400 Von Karman, Suite 1000
Irvine, CA 92612
Facsimile: (949) 440-7035
Attn: Kevin Cloyd

with a copy to:

O’Melveny & Myers LLP
275 Battery Street, Suite 2600
San Francisco, CA 94111
Facsimile: (415) 984-8701
Attn: Suzzanne Uhland, Esq.
C. Brophy Christensen, Esq.

and:

Hahn & Hessen LLP
488 Madison Avenue
New York, NY 10022
Facsimile: (212) 478-7400
Attn: Mark Power, Esq.

(ii) Purchaser

Ellington Management Group, L.L.C.
53 Forest Avenue
Old Greenwich, CT 06870
Attn: Garret Filler

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, CA 90071
Attn: Van C. Durrer, II, Esq.

ARTICLE 12

MISCELLANEOUS

12.1 Expenses. Except as otherwise specifically provided in this Agreement, the Sellers and the Purchaser will each pay all costs and expenses incurred by each of them, or on their behalf respectively, in connection with the performance of this Agreement and the transactions contemplated hereby, including fees and expenses of their own financial consultants and counsel.

12.2 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party hereto only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party hereto under or by reason of this Agreement.

12.3 Binding Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Sellers without the prior written consent of the Purchaser or by the Purchaser without the prior written consent of the Sellers.

12.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

12.5 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean “including without limitation.”

12.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

12.7 Entire Agreement. The annexes, exhibits and schedules identified in this Agreement are incorporated herein by reference. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

12.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

12.9 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

12.10 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

12.11 Consent to Jurisdiction. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN THE BANKRUPTCY COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

12.12 Delivery by Facsimile. This Agreement and any Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such Contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No Party hereto or to any such Contract shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation of a Contract and each such Party forever waives any such defense.

12.13 Disclosure Schedules. All schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The description or listing of a matter, event or thing within the schedules (whether in response for a description or listing of material items or otherwise) shall not be deemed an admission or acknowledgment that such matter, event or thing is “material” for any purpose. In addition, matters reflected in the schedules are not necessarily limited to matters required by this Agreement to be reflected in such schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

12.14 Document Preservation. Purchaser shall preserve for a period of six years after the Closing Date all records relating to the Purchased Assets existing prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, Purchaser shall provide Sellers with access at Sellers’ sole expense, upon prior reasonable written request specifying the need therefor, during regular business hours, to all books and records of Purchaser, whether in electronic or any tangible form, but, in each case, only to the extent relating to the Purchased Assets prior to the Closing Date, and Sellers and their representatives shall have the right to make copies of such books and records at its sole expense; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of Purchaser; and provided, further, that such information shall be held by Purchaser in confidence to the extent required by, and in accordance with, the Confidentiality Agreement and Law. Such books and records may nevertheless be destroyed by Purchaser if Purchaser sends to Sellers written notice of its intent to destroy such books and records, specifying with particularity the contents of the books and records to be destroyed. Such books and records may then be destroyed after the 30th day after such notice is given unless Sellers object in writing to the destruction, in which case Purchaser shall deliver such books and records to Sellers.

IN WITNESS WHEREOF, the Sellers and the Purchaser have executed this Agreement under seal by their respective authorized officers as of the date first above written.

BY THE SELLERS:

NEW CENTURY FINANCIAL CORPORATION

/s/ Stergios Theologides
Name: Stergios Theologides
Title: Executive Vice President – Corporate Affairs and General Counsel

BY THE PURCHASER:

ELLINGTON MANAGEMENT GROUP, L.L.C. on behalf of its Client Funds

/s/ Garret I. Filer
Name: Garret I. Filer
Title: General Counsel & Managing Director